Exhibit 3.1

AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS

OF

WATSON PHARMACEUTICALS, INC.

Section 1 of Article VIII of the Second Amended and Restated Bylaws of Watson Pharmaceuticals, Inc. is hereby deleted in its entirety and restated as follows:

Section 1 Amendments by Stockholders

These Bylaws may be amended by a vote of at least a majority of the stock having voting power present in person or represented by proxy; provided that a quorum is present or represented at any meeting called for such purpose.